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April 20, 2012

Securities and Exchange Commission
100 F Street N.E.,
Washington, DC 20549-1004

ATTN: Document Control -- EDGAR

RE:   RiverSource MVA Account
      RiverSource Life Insurance Company ("Registrant")

RiverSource(R) AccessChoice Select Variable Annuity                   RiverSource(R) Signature One Select Variable Annuity
RiverSource(R) Builder Select Variable                                Evergreen Essential(SM) Variable Annuity
RiverSource(R) Endeavor Select Variable Annuity                       Evergreen New Solutions Variable Annuity
RiverSource(R) FlexChoice Variable Annuity                            Evergreen New Solutions Select Variable Annuity
RiverSource(R) FlexChoice Select Variable Annuity                     Evergreen Pathways(SM) Variable Annuity
RiverSource(R) Galaxy Premier Variable Annuity                        Evergreen Pathways(SM) Select Variable Annuity
RiverSource(R) Innovations Variable Annuity                           Evergreen Privilege(SM) Variable Annuity
RiverSource(R) Innovations Select Variable Annuity                    Wells Fargo Advantage(R) Variable Annuity
RiverSource(R) Innovations Classic Variable Annuity                   Wells Fargo Advantage(R) Select Variable Annuity
RiverSource(R) Innovations Classic Select Variable Annuity            Wells Fargo Advantage(R) Builder Variable Annuity
RiverSource(R) New Solutions Variable Annuity                         Wells Fargo Advantage Choice(SM) Variable Annuity
RiverSource(R) Pinnacle Variable Annuity                              Wells Fargo Advantage Choice(SM) Select Variable Annuity
RiverSource(R) Signature Variable Annuity
RiverSource(R) Signature Select Variable Annuity
RiverSource(R) Signature One Variable Annuity

      Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 File No. 333-139776

Dear Mr. Cowan:

Registrant has filed its Post-Effective Amendment No. 1 on Form S-3 on or about April 20, 2012. Pursuant to Rule 461, the Underwriter, RiverSource Distributors, Inc., now respectfully requests that the effective date of the Registration be accelerated and that the Registration Statement be declared effective on April 26, 2012.

Yours truly,

RiverSource Distributors, Inc.

By: /s/ Bruce H. Saul
    -----------------------------
    Bruce H. Saul
    Chief Counsel